Exhibit 99.1

NewsRelease

TC PipeLines, LP to Present at
Wells Fargo Pipeline and MLP Symposium

HOUSTON, Texas – December 2, 2010 –TC PipeLines, LP (Nasdaq: TCLP) (the Partnership) will be presenting at the Wells Fargo Securities 9th Annual Pipeline, MLP and Energy Symposium on Tuesday, December 7, 2010 in New York, NY. Steve Becker, president of the general partner, will present an overview of the Partnership’s strategy and business fundamentals.

The presentation will be audio webcast live, starting at 2:55 p.m. central standard time (CST), 3:55 p.m. eastern standard time (EST) and available via the Partnership’s Investor Centre at www.tcpipelineslp.com.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile natural gas pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Terry Cunha	(403) 920-7859 (800) 608-7859

Unitholder and Analyst Inquiries:	Lee Evans	(877) 290-2772 investor_relations@tcpipelineslp.com